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                                                                     EXHIBIT 3.6


                           CERTIFICATE OF FORMATION OF
                         MAJESTIC INVESTOR HOLDINGS, LLC


         PURSUANT TO SECTION 18-201 of the Delaware Code (the "Code"), the undersigned has executed, and hereby submits for filing with the Delaware Secretary of State, the within instrument.

     1. The name of the limited liability company (the "Company") is Majestic Investor Holdings, LLC.

     2. The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Company's registered agent at such address is The Corporation Trust Company.

     3.   The Company shall be managed by one or more managers.


     IN WITNESS WHEREOF, the undersigned, as attorney-in-fact pursuant to
Section 18-204(b) of the Code, thereby constituting her as an authorized person pursuant to Section 18-204(a) of the Code, hereby executes this Certificate of Formation on this fourteenth day of September, 2001.



                                             /s/ Jennifer L. Kraft
                                             -----------------------------
                                             Jennifer L. Kraft
                                             Authorized Person